Exhibit 99.1
March 31, 2014

Dear Wells Mid-Horizon Value-Added Fund I Investor:

I would like to take this opportunity to provide you with the First Quarter 2014 Summary Statement and the year end 2013 estimated net asset value for the Wells Mid-Horizon Value-Added Fund I, LLC. The offering memorandum requires that we provide an estimate of the net asset value of the fund annually, based on an appraisal of the fund’s real estate assets, as well as other assets and liabilities. The net asset value as of December 31, 2013 is $552 per share.

Our valuation is based on an independent appraisal process that meets the requirements of our offering documents. We engaged Integra Realty Resources, Inc., an independent real estate appraisal firm, to provide a complete appraisal of our 6000 Nathan Lane building.

In the third quarter of 2013 we successfully closed on the sale of the 330 Commerce Street building in Knoxville, TN. We received net proceeds of approximately $10.8 million and utilized the proceeds to distribute $5 million to our investor members. We have reserved the remainder of the proceeds in order to fund future capital expenditures and re-leasing costs for our remaining property.

We continue to focus our efforts on the remaining property at 6000 Nathan Lane in Minneapolis, MN. 6000 Nathan Lane experienced a slight increase in appraised value to $18 million, primarily as a result of a shorter assumed lease up period with the improving economy, and a slightly higher projected value at the end of eleven years.

Based on the appraised value of the remaining asset, and including other assets and liabilities of the fund, the net asset value is approximately $28.6 million, or an average of $552 per share, after the $5 million distribution to all investors.

As a result of the slow economic recovery and its impact on office market fundamentals, we have held the remaining asset longer than originally projected in order to achieve better disposition pricing for our investor members. We are responding to every leasing opportunity and expect to see improvement in leasing activity in the coming year. It is our intention to lease the building to position for sale, however, we will evaluate the sale of our remaining property on an as-is basis as well, taking into consideration the optimum return benefit for our investors. We intend to dispose of this final asset in our portfolio this year.

If you have any questions, please call our Client Services Specialist at 844-255-4891.

Sincerely,

F. Parker Hudson
President
Wells Investment Management Company

cc: Financial Representative

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel : 844-255-4891

5002-VAFLTR1403

Risk Factors
We have a limited operating history; therefore, there is no assurance that we will meet the Fund’s targeted investment performance. Many dynamic variables exist that are beyond our control, which will impact the investor’s realized return. Please note that there are uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The information contained herein may be confidential and/or legally privileged. It has been sent for the sole use of the intended recipient(s). If the reader of this correspondence is not the intended recipient, you are hereby notified that any unauthorized review, use, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, we kindly request that you destroy all copies.

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel : 844-255-4891